Exhibit 99.2

Brooks Automation Inc.	Tel (978) 262.2400
15 Elizabeth Drive	Fax (978) 262.2500
Chelmsford, MA 01824	www.brooks.com

BROOKS AUTOMATION NAMES HEALTHCARE EXECUTIVE ELLEN M. ZANE TO ITS BOARD OF DIRECTORS

CHELMSFORD, MASSACHUSETTS May 10, 2012 — Brooks Automation, Inc. (NASDAQ: BRKS), a leading worldwide provider of automation, vacuum, and instrumentation solutions for multiple markets including semiconductor manufacturing, life sciences, and clean energy, today announced that Ellen M. Zane has been elected to its Board of Directors. Ms. Zane recently retired as the president and chief executive officer of Tufts Medical Center and Floating Hospital for Children in Boston, Massachusetts, and currently serves on its board of trustees as vice chairman. Prior to joining Tufts Medical Center, Ms. Zane held the position of network president for Partners HealthCare System.

“We are extremely fortunate to add a healthcare executive of Ellen’s caliber to our Board,” said Dr. Stephen S. Schwartz, President and CEO of Brooks. “Her vision, experience and leadership will be valuable assets to the Company and the Board as we look to enhance our market-leading position in life sciences and automated sample management systems.”

Joseph R. Martin, Chairman of the Brooks Board of Directors, also commented, “I am honored to have Ellen join our Board. Her unique perspective and successful track record in the healthcare industry will greatly compliment our already distinguished Board.”

Ms. Zane received her B.A. degree from George Washington University and M.A. degree from the Catholic University of America. She also holds honorary doctorate degrees from Stonehill College and Bentley University, and has received numerous awards and honors, including Lifetime Achievement Awards from both the Boston Business Journal and the American College of Healthcare Executives of Massachusetts. Ms. Zane was also recently named one of the ten most powerful women in healthcare by HealthExecNews.com.

About Brooks Automation, Inc.

Brooks is a leading worldwide provider of automation, vacuum and instrumentation solutions for multiple markets including semiconductor manufacturing, life sciences, and clean energy. Our technologies, engineering competencies and global service capabilities provide customers speed to market, and ensure high uptime and rapid response, which equate to superior value in their mission-critical controlled environments. Since 1978, we have been a leading partner to the global semiconductor manufacturing market and through product development initiatives and strategic business acquisitions; we have expanded our reach to meet the needs of customers in the life sciences industry, analytical & research markets and clean energy solutions. Brooks is headquartered in Chelmsford, MA, with direct operations in North America, Europe and Asia.

Contact:

Brooks Automation, Inc.

Barbara Culhane

Corporate Marketing Manager

978-262-2400

barbara.culhane@brooks.com

Contact:

ICR, LLC

John Mills

Senior Managing Director

310-954-1105

john.mills@icrinc.com